CVD EQUIPMENT CORPORATION	enabling tomorrow’s technologies™
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CVD Acquires Assets of Tantaline A/S

CENTRAL ISLIP, N.Y., (Business Wire) – December 19, 2016 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems, has purchased certain assets (including all of the IP) formerly owned by Tantaline A/S of Nordborg, Denmark through our wholly owned subsidiary, CVD Materials Corporation.   Formed in 2007, as a spin off from The Danfoss Group, Tantaline A/S established itself as a leader in the commercialization of tantalum treated parts for corrosion resistance. We have now established in Nordborg a new and wholly owned CVD subsidiary operating under the name Tantaline CVD ApS (“Tantaline®”).

This innovative tantalum chemical vapor technology, called Tantaline® treatment, is used to create a tantalum surface alloy on parts including valves, fittings, autoclaves, process chambers, flow reactors, fasteners, mixers, flowmeters, and medical devices, as well as other parts that are prone to corrosion in harsh environments. These parts are used across a broad range of industries including chemical processing, oil & gas, mining, pharmaceutical, and medical. In hot corrosive acidic environments (>150°C) such as sulfuric, nitric, and hydrochloric acids, Tantaline® treated parts outperform most high priced specialty alloys and perform nearly at the level of solid tantalum parts. Tantaline® treatment therefore provides solid tantalum like superior corrosion resistance at a lower part cost.

Leonard Rosenbaum, President and CEO stated “With this strategic acquisition CVD gains access to new markets and applications. Additionally, sales and manufacturing operations in Denmark expand our geographic footprint. Plans are also under consideration for additional coating facilities in the US and elsewhere. This is part of our strategic plan to leverage our equipment know-how and proven ability to scale up deposition processes into offering high value added materials, products, and services. This is the first step in our combined organic and acquisition growth initiative for 2017.”

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by our customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through CVD Materials Corporation and our application laboratory, we provide material coatings, process development support, and process startup assistance with the focus on enabling tomorrow’s technologies™.

About Tantaline®
Tantaline® is a producer of surface alloys for corrosion resistance in harsh environments. Through its innovative tantalum surface alloy technology, Tantaline® delivers the most corrosion resistant coating that is commercially available today. With superior corrosion performance and affordability compared to nickel alloys, titanium, and zirconium metals, Tantaline® helps businesses, ranging from global manufacturers to laboratories, reduce costs, increase productivity, and improve safety. Tantaline®`s coating expertise is applicable in industries such as chemical processing, mining, oil & gas, energy, and medical industries. Additional information can be found at www.tantaline.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking.  All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.  Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information please contact Gina Franco Phone: (631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@cvdequipment.com or sales@cvdequipment.com

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PR 12-19-16	]